EX-21

                         LIST OF SUBSIDIARIES


         NORTH VALLEY TRADING COMPANY, a California corporation which was established in 1984 to assist customers of North Valley Bank as an export trading company.

         BANK PROCESSING, INC., a California corporation which was established in 1988 to provide data processing services to other depository institutions.

         NORTH VALLEY BANK, a California corporation which conducts a commercial and retail banking operation in California.

         NORTH  VALLEY BASIC  SECURITIES,  the sole  subsidiary  of North Valley
Bank.


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